Section 19(a) Notice

CHICAGO, June 30, 2016 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on June 15, 2016 (ex-date June 13, 2016).

The following table sets forth the estimated amounts of the Fund’s June quarterly distribution, payable June 30, 2016, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	June 2016 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.279	79.7%	$0.591	56.3%
Net Realized Short-Term Capital Gains	-	-	-	-
Net Realized Long-Term Capital Gains	0.071	20.3%	0.311	29.6%
Return of Capital (or other Capital Source)	-	-	0.148	14.1%
Total	$0.350	100.0%	$1.050	100.0%

As of May 31, 2016
Average annual total return on NAV since inception (1)				7.04%
Annualized current distribution rate as a percentage of NAV				7.32%
Cumulative total return on NAV for the fiscal year				3.30%
Cumulative fiscal year distributions as a percentage of NAV				3.66%

(1)	Average annual total return on NAV is the annual compound return from the commencement of the Fund’s operations on July 29, 2011. It reflects the change in the Fund’s NAV and reinvestment of all distributions.

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Section 19(a) Notice

CHICAGO, September 30, 2016 – Duff & Phelps Global Utility Income Fund Inc. (NYSE: DPG) declared a distribution of $0.35 per share to shareholders of record at the close of business on September 15, 2016 (ex-date September 13, 2016).

The following table sets forth the estimated amounts of the Fund’s September quarterly distribution, payable September 30, 2016, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	September 2016 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.062	17.6%	$0.652	46.6%
Net Realized Short-Term Capital Gains	-	-	-	-
Net Realized Long-Term Capital Gains	0.244	69.6%	0.555	39.6%
Return of Capital (or other Capital Source)	0.044	12.8%	0.193	13.8%
Total	$0.350	100.0%	$1.400	100.0%

As of August 31, 2016
Average annual total return on NAV since inception (1)				7.21%
Annualized current distribution rate as a percentage of NAV				7.19%
Cumulative total return on NAV for the fiscal year				7.04%
Cumulative fiscal year distributions as a percentage of NAV				5.39%

(1)	Average annual total return on NAV is the annual compound return from the commencement of the Fund’s operations on July 29, 2011. It reflects the change in the Fund’s NAV and reinvestment of all distributions.

You should not draw any conclusions about the Fund’s investment performance from the amount of these distributions or from the terms of the Fund’s managed distribution plan.

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.